Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-1 and related Prospectus of our reports dated March 9, 2016, relating to the financial statements of Tearlab Corp., (which report includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern) and the effectiveness of Tearlab Corp’s internal control over financial reporting, as of December 31, 2015, and to the reference to us under the caption “Experts” which is contained in this Prospectus.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

March 21, 2016